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                                                                    Exhibit 10.1


                              CONSULTING AGREEMENT



     AGREEMENT, made and entered into as of the 6th day of June, 1996 by and between Hilton Hotels Corporation, a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Arthur M. Goldberg (the "Consultant").


                              W I T N E S S E T H :


     WHEREAS, the Consultant is the Chairman, President and Chief Executive Officer of Bally Entertainment Corporation, a Delaware corporation ("Bally");

     WHEREAS, the Company has entered into an Agreement and Plan of Merger among the Company and Bally dated June 6, 1996 (the "Acquisition Agreement");

     WHEREAS, the Consultant and Bally have entered into an Employment Agreement dated November 1, 1990, which agreement has been subsequently amended on December 4, 1991, September 29, 1993, January 4, 1995 and June 6, 1996 (collectively, the "Employment Agreement");

     WHEREAS, the Consultant desires to terminate his employment under the Employment Agreement immediately after the closing of the merger of Bally and the Company under the Acquisition Agreement (the "Closing"), pursuant to Section 10(e) of the Employment Agreement;

     WHEREAS, the Consultant has the ability to offer to the Company expertise, knowledge and assistance with respect to matters relating to Bally and its business; and

     WHEREAS, the Company desires to retain Consultant to provide such services to the Company, and the Consultant desires to provide such services to the Company, subject to the terms and provisions of this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and the


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Consultant (individually a "Party" and together the "Parties") agree as follows:


     1.   CONSULTING TERM.

          Immediately after the Closing, the Consultant's employment under the Employment Agreement with Bally and the Company, as Bally's successor, shall terminate at the Consultant's election pursuant to Section 10(e) of the Employment Agreement. The Consulting Term shall commence on the closing date of the Acquisition Agreement (the "Effective Date") and shall end at the close of business on the third anniversary of the Effective Date, unless it is terminated earlier under Section 9.

     2.   CONSULTING SERVICES.

          (a) The Consultant shall provide Consulting Services to the Company at the request of the President and Chief Executive Officer of the Company. Such Consulting Services shall include advice on transitional issues and other mutually agreeable projects.

          (b) Notwithstanding anything contained in this Agreement to the contrary, the Company shall not, without the Consultant's prior written consent, require the Consultant to provide Consulting Services for more than 100 full days in any calendar year. In addition, the Company shall notify the Consultant in writing as to the Company's need for the Consultant's services within a reasonable time prior to the date such services are required.

          (c) The Parties acknowledge and agree that the Consultant is an independent contractor and is not a partner, employee, or agent with the Company or any of its subsidiaries or affiliates. Nothing in the Agreement shall be construed to grant either Party the authority to enter into a contract in the name of the other Party, or to bind the other Party in any manner. Notwithstanding the above, at the request of the Company the Consultant agrees to accept and serve in the position of a Vice-Chairman of the Company during the Consulting Term.

     3.   CONSULTING FEE.

          The Consultant shall be paid an annual Consulting Fee of $2,000,000, payable on a quarterly basis in advance.


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     4.   GRANT OF STOCK OPTION

          (a) The Company shall grant the Consultant an option to purchase 150,000 shares of the common stock of the Company (the "Initial Option") on the closing date of the Acquisition. In the event that the common stock of the Company is subject to a stock split or stock dividend following the date of this Agreement, or if there is any other change in the common stock of the Company following the date of this Agreement, the number of shares underlying the Initial Option shall be adjusted appropriately to reflect such stock split, stock dividend, or other change. The Initial Option shall have an exercise price equal to the average of the high and low prices of the common stock of the Company on the Effective Date, as reported in The Wall Street Journal. The Initial Option shall (i) expire on the fifth anniversary of the date of grant and (ii) shall be fully exercisable on the date of grant, PROVIDED, HOWEVER, that in the event the Consultant terminates this Agreement prior to the fifth anniversary of the date of grant of the Initial Option, the Initial Option shall expire upon the earlier of the fifth anniversary of the date of grant or the 180th day after the date of Consultant's voluntary termination of this Agreement.

          (b) The Company shall grant the Consultant an option to purchase 150,000 shares of the common stock of the Company (the "Anniversary Option") on each of the first and second anniversary of the Effective Date during the Consulting Term. In the event that the common stock of the Company is subject to a stock split or stock dividend following the date of this Agreement, or if there is any other change in the common stock of the Company following the date of this Agreement, the number of shares underlying each Anniversary Option shall be adjusted appropriately to reflect such stock split, stock dividend, or other change. Each Anniversary Option shall have an exercise price equal to the average of the high and low prices of the common stock of the Company on the date of grant, as reported in The Wall Street Journal. Each Anniversary Option shall (i) expire on the fifth anniversary of the date of grant and (ii) shall be fully exercisable on the date of grant, PROVIDED, HOWEVER, that in the event the Consultant terminates this Agreement prior to the fifth anniversary of the date of grant of each of the Anniversary Options, each of the Anniversary Options shall expire upon the earlier of the fifth anniversary of the date of grant or the 180th day


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after the date of Consultant's voluntary termination of this Agreement.

          (c) The Company shall use its reasonable efforts to effect the registration of the shares of common stock of the Company underlying the Initial Option and/or the Anniversary Options under the Securities Act of 1933, as amended, by filing a registration statement on Form S-8.

     5.   EMPLOYEE BENEFIT PROGRAMS.

          (a) During the Consulting Term, the Consultant and/or the Consultant's family, as the case may be, shall be entitled to receive benefits that are comparable to all benefits under all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to at least the same extent as the senior executives of the Company. In the event that the Company cannot provide comparable benefits to the Consultant under any group benefit plan or arrangement, the Company shall provide the Consultant with the after-tax economic equivalent of the benefits provided under such group plan or arrangement in which he is unable to participate. The economic equivalent of any benefit foregone shall be deemed to be a reasonable competitive cost that the Consultant would reasonably incur in obtaining such benefit for himself on an individual basis.

          (b) Notwithstanding anything herein to the contrary, the Company shall provide the Consultant and/or the Consultant's family with health insurance benefits equal or comparable to the health insurance benefits he is entitled to receive pursuant to Section 5(a) above during the Consulting Term and until the date of the Consultant's 62nd birthday.

     6.   REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES.

          The Consultant is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.


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     7.   PERQUISITES.

          (a) During the Consulting Term, the Consultant shall be entitled to benefits and perquisites that are comparable to the fringe benefits and perquisites offered to the Company's senior executive officers and directors in accordance with the most favorable plans, practices, programs and policies of the Company.

          (b) Notwithstanding anything herein to the contrary, during the Consulting Term, the Consultant shall be entitled to, and the Company shall provide the Consultant with:

               (1) office space, secretary (as selected by the Consultant) and support services comparable to the office space, secretary and support services currently provided to the Consultant by Bally;

               (2) a U.S. automobile comparable to the automobile which the Consultant currently uses, and a full-time driver (as selected by the Consultant) for such automobile;

               (3) exclusive use of a suite at Bally's Park Place and a suite at Bally's Las Vegas, as currently occupied by the Consultant (which suite, upon the Company's request, may be used by others if not then being used by Consultant); and

               (4) unrestricted, but not exclusive, use of the Bally's aircraft; PROVIDED, HOWEVER, that if the Consultant uses the Company's or Bally's aircraft for his personal use, he shall pay to the Company the cost of such usage, as determined in accordance with the Company's cost determination methodology applied to the Company's senior executives with respect to their personal use of the Company's aircraft.


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     8.   PURCHASE OF CONSULTANT'S RESIDENCE.

          Due to the need of the Consultant to provide the Consulting Services in Las Vegas, Nevada and Beverly Hills, California, the Company shall, within 30 days following the Effective Date, purchase the Consultant's residence located at 6 Kimball Circle, Westfield, New Jersey 07090. The purchase price of such residence shall be the fair market value of the residence as determined by a real estate appraiser mutually selected by the Consultant and the Company on the Effective Date.

     9.   TERMINATION OF CONSULTING TERM.

          (a) The Consulting Term shall terminate at the earlier of the (i) the close of business on the third anniversary of the Effective Date or (ii) the date of the death of the Consultant.

          (b) Notwithstanding anything herein to the contrary, the Consulting Term shall not terminate during any period of physical or mental incapacity of the Consultant which results in the Consultant's temporary or permanent inability to perform the services contemplated under this Agreement, as determined by an Approved Medical Doctor. For this purpose, an Approved Medical Doctor shall be a medical doctor jointly selected by the Consultant and the Company. In the event that the Consultant and the Company cannot agree on a medical doctor, each Party shall select a medical doctor and the two selected medical doctors shall jointly select a third medical doctor to serve as the Approved Medical Doctor.

     10.  PARACHUTE PAYMENTS.

          (a) If it shall be determined that any payment, distribution or benefit received or to be received by the Consultant from the Company ("Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Consultant shall be entitled to receive an additional payment (the "Excise Tax Gross-Up Payment") in an amount such that the net amount retained by the Consultant, after the calculation and deduction of any Excise Tax on the Payments and any federal, state and local income taxes and excise tax on the Excise Tax Gross-Up Payment provided for in this subsection 10(a), shall be equal to the Payments. In determining this amount, the


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amount of the Excise Tax Gross-Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes. Finally, the Excise Tax Gross-Up Payment shall be reduced by income or excise tax withholding payments made by the Company, Bally or any affiliate of either to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to the Consultant.

     (b) All determinations required to be made under this Section 10, including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in subsection 10(a) above, shall be made by the Company's independent auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Consultant within 15 business days after the Company makes any Payments to the Consultant. The determination of tax liability made by the Accounting Firm shall be subject to review by the Consultant's tax advisor, and, if the Consultant's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and the Consultant's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the determination. All fees and expenses of the accountants and tax advisors retained by either the Consultant or the Company shall be borne by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this subsection 10(a), shall be paid by the Company to the Consultant within five days after the receipt of the determination. Any determination by a jointly designated public accounting firm shall be binding upon the Company and the Consultant.

     (c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made consistent with the calculations required to be made hereunder ("Underpayment"). In the event that the Consultant thereafter is required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in Section 10(a) above shall be promptly


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paid by the Company to or for the benefit of the Consultant. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Company to the Consultant payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (d) Notwithstanding anything herein to the contrary, no Excise Tax Gross-Up Payment shall be made pursuant to this Section 10 if such Excise Tax Gross-Up Payment has already been paid by the Company or Bally pursuant to the Employment Agreement.

     11.  INDEMNIFICATION.

          (a) The Company agrees that if the Consultant is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was (i) a director of the Company, and/or (ii) serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Consultant's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Consultant shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Consultant in connection therewith, and such indemnification shall continue as to the Consultant even if he has ceased to be a director, member, employee or agent of the Company, Bally, or other entity and shall inure to the benefit of the Consultant's heirs, executors and administrators. The Company shall advance to the Consultant all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Consultant to repay the amount of such


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advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

          (b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Consultant under Section 12(a) above that indemnification of the Consultant is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Consultant has not met such applicable standard of conduct, shall create a presumption that the Consultant has not met the applicable standard of conduct.

     12.  EFFECT OF AGREEMENT.

          Except as specifically provided in this Agreement, this Agreement shall not affect nor have any force or effect upon any other agreement to which the Consultant is a party and/or beneficiary.

     13.  ASSIGNABILITY; BINDING NATURE.

          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Consultant) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; PROVIDED, HOWEVER, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Consultant under this Agreement may be assigned or transferred by the Consultant other than his rights to compensation and benefits, which may be transferred only by


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will or operation of law, except as provided in Section 20 below.

     14.  REPRESENTATION.

          The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Consultant represents that he knows of no agreement between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

     15.  ENTIRE AGREEMENT.

          This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

     16.  AMENDMENT OR WAIVER.

          No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Consultant and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Consultant or an authorized officer of the Company, as the case may be.


     17.  SEVERABILITY.

          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.


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     18.  SURVIVORSHIP.

          The respective rights and obligations of the Parties hereunder shall survive any termination of the Consultant's employment to the extent necessary to the intended preservation of such rights and obligations.

     19.  BENEFICIARIES/REFERENCES.

          The Consultant shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Consultant's death by giving the Company written notice thereof. In the event of the Consultant's death or a judicial determination of his incompetence, reference in this Agreement to the Consultant shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     20.  GOVERNING LAW/JURISDICTION.

          This Agreement shall be governed by and construed and interpreted in accordance with the laws of New Jersey without reference to principles of conflict of laws.

     21.  RESOLUTION OF DISPUTES.

          Any disputes arising under or in connection with this Agreement shall, at the election of the Consultant or the Company, be resolved by binding arbitration, to be held in Trenton, New Jersey in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys' fees of both Parties, shall be borne by the Company. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Consultant under this Agreement and all benefits to which the Consultant is entitled at the time the dispute arises.

     22.  NOTICES.

          Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage


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prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

          If to the Company, to:

          Hilton Hotels Corporation
          9336 Civic Center Drive
          Beverly Hills, CA  90210
          Attention:  William C. Lebo, Jr., Esq.

          with a copy to:

          Latham & Watkins
          1001 Pennsylvania Avenue, N.W.
          Washington, D.C.   20004
          Attention:  Bruce E. Rosenblum, Esq.

          and:

          If to the Consultant, to:

          Mr. Arthur M. Goldberg
          Bally Entertainment Corporation
          380 Middlesex Avenue
          Carteret, NJ  07008

          with a copy to:

          Dennis J. Block, Esq.
          Weil, Gotshal & Manges, LLP
          767 Fifth Avenue
          NY, NY  10153

     23.  HEADINGS.

          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     24.  COUNTERPARTS.

          This Agreement may be executed in two or more counterparts.


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     25.  EFFECTIVENESS OF AGREEMENT.

          Notwithstanding anything herein to the contrary, this Agreement shall not become effective until the closing of the merger of the Company and Bally under the Acquisition Agreement and neither the Company nor the Consultant shall have any obligations or liabilities hereunder until this Agreement shall then become effective. In the event that the Company or Bally terminate the Acquisition Agreement, this Agreement shall be terminated and become void and have no effect, without further action by the Company or the Consultant.


     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                              Hilton Hotels Corporation


                              By: /s/ Stephen F. Bollenbach
                                 ---------------------------
                                 Name:  Stephen F. Bollenbach
                                 Title: President and
                                        Chief Executive Officer


                                  /s/ Arthur M. Goldberg
                              ------------------------------
                                 Arthur M. Goldberg


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